EXHIBIT 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES FINANCIAL RESULTS FOR THE
THIRD QUARTER ENDED SEPTEMBER 30, 2020

•Third quarter diluted earnings per share of $0.82, an increase of 41.4% compared to same period in 2019;
•Third quarter net income of $27.1 million, an increase of 36.8% compared to same period in 2019;
•Annualized return on third quarter average tangible equity of 17.73%(1);
•Nonperforming assets remain low at 0.23% of total assets;
•Total COVID-19 modified loans decreased 76.5%, to $76.5 million;
•Allowance for loan losses to total loans, 1.45%.

Tyler, Texas (October 23, 2020) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ: SBSI) today reported its financial results for the quarter ended September 30, 2020. Southside reported net income of $27.1 million for the three months ended September 30, 2020, an increase of $7.3 million, or 36.8%, compared to $19.8 million for the same period in 2019. Earnings per diluted common share increased $0.24, or 41.4%, to $0.82 for the three months ended September 30, 2020, from $0.58 for the same period in 2019. The annualized return on average shareholders’ equity for the three months ended September 30, 2020 was 12.89%, compared to 9.78% for the same period in 2019.  The annualized return on average assets was 1.48% for the three months ended September 30, 2020, compared to 1.23% for the same period in 2019.

“I am delighted to report Southside’s strong third quarter financial results,” stated Lee R. Gibson, President and Chief Executive Officer of Southside. “We reported a return on third quarter average tangible equity of 17.73% as net income increased 36.8% compared to the same period in 2019, largely driven by a decrease in provision for credit losses and an increase in net interest income that was partially offset by an increase in noninterest expense. Asset quality metrics remain solid with nonperforming assets to total assets decreasing to 0.23%. As of October 20, 2020 and since the release of our second quarter results in July, total COVID-19 modified loans have decreased approximately $249 million, or 76.5%, from $326 million as of July 20, to $76.5 million, or 2.2% of total loans, net of Paycheck Protection Program (“PPP”) loans. On a linked quarter basis our net interest margin(1) remained unchanged at 3.02%, while the net interest spread(1) increased two basis points to 2.84%.”

“During the third quarter loans decreased $62.6 million primarily due to a few large payoffs in commercial real estate loans. Our loan pipeline is growing as lending opportunities in our markets are steadily increasing. Our balance sheet, capital position and underlying earnings continue to be a source of strength, as reflected in our third quarter results.”

“On October 3, Southside celebrated its 60th Anniversary with various activities, including a customer appreciation day in our branches. We were honored to virtually ring the Nasdaq Opening Bell in celebration of our 60th anniversary on September 28. Over the last 60 years, we have experienced tremendous growth, expanded our footprint to many communities in Texas and formed meaningful long-standing relationships with our customers. We have been blessed with exceptional team members and customers who have played an integral role in our success and together, we look forward to further expanding and growing Southside’s Texas franchise.”

“While the pandemic continues to impact the markets we serve and many uncertainties remain, we are encouraged by the increased economic activity in our markets. I continue to be extremely proud of the dedication and professionalism consistently shown by our team members as they safely and efficiently serve our customers and I want to thank each of them publicly.”

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Operating Results for the Three Months Ended September 30, 2020
Net income was $27.1 million for the three months ended September 30, 2020, compared to $19.8 million for the same period in 2019, an increase of $7.3 million, or 36.8%. Earnings per diluted common share were $0.82 for the three months ended September 30, 2020, compared to $0.58 for the same period in 2019, an increase of 41.4%. The increase in net income was largely driven by the increase in net interest income and the decrease in the provision for credit losses, partially offset by an increase in noninterest expense. Annualized returns on average assets and average shareholders’ equity for the three months ended September 30, 2020 were 1.48% and 12.89%, respectively.  Our efficiency ratio (FTE)(1) was 50.07% for the three months ended September 30, 2020, compared to 48.29% for the three months ended June 30, 2020.
Net interest income for the three months ended September 30, 2020 was $46.6 million compared to $42.4 million for the same period in 2019. The increase in net interest income compared to the same period in 2019 was primarily due to the decrease in interest expense on our interest bearing liabilities, a result of lower funding costs, partially offset by a decrease in interest income due to a decrease in the average yield on our interest earning assets during the three months ended September 30, 2020. Linked quarter, net interest income decreased $0.7 million, or 1.4%, compared to $47.3 million during the three months ended June 30, 2020. The decrease was primarily due to decreases in interest income on mortgage related securities and loans, partially offset by decreases in interest expense on deposits and FHLB borrowings.
Our tax equivalent net interest margin(1) was 3.02% for the three months ended September 30, 2020, compared to 3.03% for the same period in 2019. Our tax equivalent net interest margin linked quarter remained unchanged from 3.02% for the three months ended June 30, 2020.
Noninterest income was $11.1 million for the three months ended September 30, 2020 and 2019, with only a slight increase of $30,000, or 0.3%. On a linked quarter basis, noninterest income decreased $1.1 million, or 8.6%, due to a $2.6 million decrease in net gain on sale of securities available for sale, partially offset by an increase in deposit services income, other noninterest income and gain on sale of loans.
Noninterest expense was $31.6 million for the three months ended September 30, 2020, an increase of $2.6 million, or 8.9%, compared to $29.0 million for the same period in 2019. The increase was the result of increases in other noninterest expense, salaries and employee benefits and FDIC insurance. On a linked quarter basis, noninterest expense increased $1.8 million, or 5.9%, compared to the three months ended June 30, 2020. The increase was due to increases in salaries and employee benefits, other noninterest expense and FDIC insurance.
Income tax expense increased $0.1 million for the three months ended September 30, 2020 compared to the same period in 2019. On a linked quarter basis, income tax expense increased $1.0 million, or 34.7%. Our effective tax rate (“ETR”) decreased to 12.3% for the three months ended September 30, 2020 compared to 15.6% for the three months ended September 30, 2019 and increased compared to 11.5% for the three months ended June 30, 2020. The lower ETR for the three months ended September 30, 2020, as compared to the same period in 2019, was primarily due to an increase in tax-exempt income as a percentage of pre-tax income for the three months ended September 30, 2020. On a linked quarter basis, the increase in ETR for the three months ended September 30, 2020 was due to a decrease in tax-exempt income as a percentage of pre-tax income.
Operating Results for the Nine Months Ended September 30, 2020
Net income was $52.6 million for the nine months ended September 30, 2020, compared to $57.2 million for the same period in 2019, a decrease of $4.6 million, or 8.1%. Earnings per diluted common share were $1.58 for the nine months ended September 30, 2020, compared to $1.69 for the same period in 2019, a decrease of 6.5%. The decrease in net income was primarily driven by an increase in the provision for credit losses after adopting ASU 2016-13(2) (“CECL”) and an increase in noninterest expense, partially offset by an increase in net interest income, an increase in noninterest income and a decrease in income tax expense. The increase in the provision for credit losses for the nine months ended September 30, 2020 was primarily due to the economic environment related to COVID-19 and the resulting impact on the economic assumptions used in the CECL model. The adoption of CECL(2) replaced the incurred loss model with an expected credit loss methodology. Annualized returns on average assets and average shareholders’ equity for the nine months ended September 30, 2020 were 0.98% and 8.56%, respectively.  Our efficiency ratio (FTE)(1) was 50.06% for the nine months ended September 30, 2020, compared to 51.85% for the nine months ended September 30, 2019.
Net interest income for the nine months ended September 30, 2020 was $138.6 million, compared to $126.6 million during the same period in 2019, an increase of $11.9 million, or 9.4%. The increase in net interest income compared to the same period in 2019 was due to the decrease in interest expense on our interest bearing liabilities, a result of lower funding costs on our interest bearing liabilities, partially offset by a decrease in interest income due to a lower yield on our interest earning assets during the nine months ended September 30, 2020.
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Our tax equivalent net interest margin(1) was 3.02% for the nine months ended September 30, 2020, compared to 3.09% for the same period in 2019. The decrease was due to the shift in interest earning assets from higher yielding loans into securities and to a lesser extent, lower yielding average PPP loan balances included during the nine months ended September 30, 2020.
Noninterest income was $38.8 million for the nine months ended September 30, 2020, an increase of 21.7%, compared to $31.9 million for the same period in 2019. The increase was due to the increases in net gain on sale of securities available for sale and gain on sale of loans, partially offset by decreases in deposit services income and trust fees.
Noninterest expense was $92.0 million for the nine months ended September 30, 2020, compared to $88.4 million for the same period in 2019, an increase of $3.6 million, or 4.1%. The increase was the result of increases in salaries and employee benefits, other noninterest expense, net occupancy expense and software and data processing expense, partially offset by decreases in amortization of intangibles and advertising, travel and entertainment expense.
Income tax expense decreased $3.3 million, or 31.8%, for the nine months ended September 30, 2020, compared to the same period in 2019. Our ETR was approximately 11.9% and 15.3% for the nine months ended September 30, 2020 and 2019, respectively. The lower ETR for the nine months ended September 30, 2020, as compared to the same period in 2019, was primarily due to an increase in tax-exempt income as a percentage of pre-tax income.
Balance Sheet Data
At September 30, 2020, we had $7.19 billion in total assets, compared to $6.75 billion at December 31, 2019 and $6.54 billion at September 30, 2019.
Loans at September 30, 2020 were $3.79 billion, an increase of $290.1 million, or 8.3%, compared to $3.50 billion at September 30, 2019. Linked quarter loans decreased $62.6 million, or 1.6%, from $3.85 billion at June 30, 2020. The linked quarter net decrease in loans consisted primarily of decreases of $79.3 million of commercial real estate loans, $23.5 million of 1-4 family residential loans and $10.0 million of commercial loans, partially offset by increases of $39.6 million of construction loans, $9.9 million of municipal loans and $0.7 million of loans to individuals. On a linked quarter basis, our PPP loans, net of deferred fees and included in the commercial loan category, increased $3.3 million, or 1.1%, from $299.5 million to $302.8 million.
Securities at September 30, 2020 were $2.75 billion, an increase of $367.3 million, or 15.4%, compared to $2.38 billion at September 30, 2019. The increase occurred primarily during the first quarter of 2020. Linked quarter, securities decreased $51.3 million, or 1.8%, from $2.80 billion at June 30, 2020 primarily due to principal pay downs of mortgage related securities.
Deposits at September 30, 2020 were $5.10 billion, an increase of $612.3 million, or 13.6%, compared to $4.49 billion at September 30, 2019, largely driven by PPP loan disbursements deposited into our commercial accounts, stimulus checks deposited during the second quarter and an increase in public fund deposits. Linked quarter, deposits increased $32.5 million, or 0.6%, from $5.07 billion at June 30, 2020, primarily due to an increase in individual interest bearing savings accounts, commercial interest bearing checking accounts and brokered certificates of deposits.
CECL Adoption and Asset Quality
During the first quarter of 2020, we adopted ASU 2016-13, Financial Instruments - Credit Losses, often referred to as CECL. Upon the adoption of CECL, we recorded a cumulative-effect adjustment that decreased retained earnings by $7.8 million, net of tax. This adjustment was the result of a $5.3 million increase in the allowance for loan losses, from $24.8 million at December 31, 2019 to $30.1 million upon adoption, including $0.2 million for purchased loans with credit deterioration, and a $4.8 million increase in other liabilities related to the allowance for off-balance-sheet credit exposures.
Based on the credit quality of our securities portfolio, the adoption of CECL did not result in the recording of an allowance for credit losses on our held-to-maturity securities.
Nonperforming assets at September 30, 2020 were $16.8 million, or 0.23% of total assets, a decrease of $0.6 million, or 3.6%, compared to $17.4 million, or 0.26% of total assets, at December 31, 2019, and a decrease from $17.6 million, or 0.24% of total assets, at June 30, 2020. During the three months ended September 30, 2020, nonaccrual loans increased $0.3 million, or 5.9%.
The allowance for loan losses increased to $55.1 million, or 1.45% of total loans at September 30, 2020, compared to $24.8 million, or 0.69% of total loans, at December 31, 2019. The allowance for loan losses was $59.9 million, or 1.55% of total loans at June 30, 2020. The increase year-to-date is due to the adoption of CECL and the economic uncertainty related to the COVID-19 pandemic and resulting expected losses.
For the three months ended September 30, 2020, we recorded a reversal of provision for credit losses for loans of $4.4 million, compared to a provision for loan losses of $1.0 million for the three months ended September 30, 2019 and a provision for credit losses of $6.3 million for the three months ended June 30, 2020. The provision for credit losses for the nine months ended September 30, 2020 was $26.0 million, compared to $2.6 million for the nine months ended September 30, 2019. The
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increase during 2020 was primarily due to the economic impact of COVID-19 on macroeconomic factors used in the CECL methodology, including the potential for credit deterioration. The partial reversal of provision for credit losses during the three months ended September 30, 2020, was largely driven by an improvement in the economic forecasts and the decrease in commercial real estate loans. However, if the COVID-19 pandemic and economic impact is prolonged, it is likely that credit losses and nonperforming assets may increase. Net charge-offs were $0.4 million for the three months ended September 30, 2020, compared to net charge-offs of $0.6 million for the three months ended September 30, 2019 and $0.1 million of net charge-offs for the three months ended June 30, 2020. Net charge-offs were $1.0 million for the nine months ended September 30, 2020, compared to $4.5 million for the nine months ended September 30, 2019.
For the three months ended September 30, 2020 and 2019, we recorded a reversal of provision for credit losses for off-balance-sheet credit exposures of $0.3 million and a reversal of provision of $1.1 million for the three months ended June 30, 2020. The reversal of provision of $0.3 million for the three months ended September 30, 2020 was a result of an improvement in economic forecasts and a lower balance of off-balance-sheet credit exposures compared to the three months ended June 30, 2020. The reversal of provision for credit losses for off-balance-sheet credit exposures for the nine months ended September 30, 2020 was $0.3 million, compared to a reversal of provision of $0.4 million for the nine months ended September 30, 2019. The balance of the allowance for off-balance-sheet credit exposures at September 30, 2020 was $6.0 million, and is included in other liabilities.
Dividend
Southside Bancshares, Inc. declared a third quarter cash dividend of $0.31 per share on August 6, 2020, which was paid on September 3, 2020, to all shareholders of record as of August 20, 2020.

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(1) Refer to “Non-GAAP Financial Measures” below and to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for more information and for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
(2) We adopted ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” on January 1, 2020. ASU 2016-13 replaced the incurred loss model with an expected loss methodology that is referred to as current expected credit loss. Adoption of this guidance on January 1, 2020, resulted in a cumulative-effect adjustment to reduce retained earnings by $7.8 million, net of tax. Due to the adoption of the guidance under the modified retrospective approach, prior periods have not been adjusted and thus may not be comparable.

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Conference Call
Southside's management team will host a conference call to discuss its third quarter ended September 30, 2020 financial results on Friday, October 23, 2020 at 9:00 a.m. CDT.  The call can be accessed by dialing 844-775-2540 and by identifying the conference ID number 6077847 or by identifying “Southside Bancshares, Inc., Third Quarter 2020 Earnings Call.”  To listen to the call via webcast, register at https://investors.southside.com.
For those unable to listen to the conference call live, a recording will be available from approximately 12:00 p.m. CDT October 23, 2020 through 11:00 a.m. CST November 4, 2020 by accessing the company website, https://investors.southside.com.

Non-GAAP Financial Measures
Our accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of our performance. These include the following fully taxable-equivalent measures (“FTE”): (i) Net interest income (FTE), (ii) Net interest margin (FTE), (iii) Net interest spread (FTE), and (iv) Efficiency ratio (FTE), which include the effects of taxable-equivalent adjustments using a federal income tax rate of 21% for the three and nine months ended September 30, 2020 and 2019 to increase tax-exempt interest income to a tax-equivalent basis. Interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments.
Net interest income (FTE), Net interest margin (FTE) and Net interest spread (FTE). Net interest income (FTE) is a non-GAAP measure that adjusts for the tax-favored status of net interest income from certain loans and investments. We believe this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. The most directly comparable financial measure calculated in accordance with GAAP is our net interest income. Net interest margin (FTE) is the ratio of net interest income (FTE) to average earning assets. The most directly comparable financial measure calculated in accordance with GAAP is our net interest margin. Net interest spread (FTE) is the difference in the average yield on average earning assets on a tax-equivalent basis and the average rate paid on average interest bearing liabilities. The most directly comparable financial measure calculated in accordance with GAAP is our net interest spread.
Efficiency ratio (FTE).  The efficiency ratio (FTE) is a non-GAAP measure that provides a measure of productivity in the banking industry. This ratio is calculated to measure the cost of generating one dollar of revenue. The ratio is designed to reflect the percentage of one dollar which must be expended to generate that dollar of revenue. We calculate this ratio by dividing noninterest expense, excluding amortization expense on intangibles and certain nonrecurring expense by the sum of net interest income (FTE) and noninterest income, excluding net gain (loss) on sale of securities available for sale and certain nonrecurring impairments. The most directly comparable financial measure calculated in accordance with GAAP is our efficiency ratio.
These non-GAAP financial measures should not be considered alternatives to GAAP-basis financial statements and other bank holding companies may define or calculate these non-GAAP measures or similar measures differently. Whenever we present a non-GAAP financial measure in an SEC filing, we are also required to present the most directly comparable financial measure calculated and presented in accordance with GAAP and reconcile the differences between the non-GAAP financial measure and such comparable GAAP measure.
Management believes adjusting net interest income, net interest margin and net interest spread to a fully taxable-equivalent basis is a standard practice in the banking industry as these measures provide useful information to make peer comparisons. Tax-equivalent adjustments are reflected in the respective earning asset categories as listed in the “Average Balances with Average Yields and Rates” tables.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

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About Southside Bancshares, Inc.
Southside Bancshares, Inc. is a bank holding company with approximately $7.19 billion in assets as of September 30, 2020, that owns 100% of Southside Bank.  Southside Bank currently has 57 branches in Texas and operates a network of 80 ATMs/ITMs.
To learn more about Southside Bancshares, Inc., please visit our investor relations website at https://investors.southside.com. Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Lindsey Bailes at (903) 630-7965, or lindsey.bailes@southside.com.

Forward-Looking Statements
Certain statements of other than historical fact that are contained in this press release and in other written material, documents and oral statements issued by or on behalf of the Company may be considered to be “forward-looking statements” within the meaning of and subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “likely,” “intend,” “probability,” “risk,” “target,” “objective,” “plans,” “potential,” and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions and estimates about the Company's future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions about trends in asset quality, capital, liquidity, the pace of loan and revenue growth, the Company's ability to sell nonperforming assets, expense reductions, planned operational efficiencies, earnings, successful integration of completed acquisitions and certain market risk disclosures, including the impact of interest rates, tax reform and other economic factors, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  The most recent factor that could cause future results to differ materially from those anticipated by our forward-looking statements include the negative impact of the COVID-19 pandemic on our business, financial position, operations and prospects, including our ability to continue our business activities in certain communities we serve, the duration of the pandemic and its continued effects on financial markets, a reduction in financial transactions and business activities resulting in decreased deposits and reduced loan originations, increases in unemployment rates impacting our borrowers' ability to repay their loans, our ability to manage liquidity in a rapidly changing and unpredictable market, additional interest rate changes by the Federal Reserve and other government actions in response to the pandemic, including additional quarantines, regulations or laws enacted to counter the effects of the COVID-19 pandemic on the economy.
Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, under “Part I - Item 1. Forward Looking Information” and “Part I - Item 1A. Risk Factors,” “the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and the quarter ended June 30, 2020, under Part II - Item 1A. Risk Factors” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
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Southside Bancshares, Inc.
Consolidated Financial Summary (Unaudited)
(Dollars in thousands)

	As of
	2020			2019
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
ASSETS
Cash and due from banks	$81,643	$81,271	$71,727	$66,949	$92,300
Interest earning deposits	14,561	19,535	40,486	43,748	22,524
Securities available for sale, at estimated fair value	2,633,519	2,679,521	2,813,024	2,358,597	2,240,381
Securities held to maturity, at net carrying value	115,089	120,384	134,491	134,863	140,955
Total securities	2,748,608	2,799,905	2,947,515	2,493,460	2,381,336
Federal Home Loan Bank stock, at cost	35,860	55,689	54,696	50,087	45,039
Loans held for sale	8,686	3,392	1,830	383	1,000
Loans	3,789,975	3,852,571	3,601,002	3,568,204	3,499,917
Less: Allowance for loan losses	(55,110)	(59,868)	(53,638)	(24,797)	(25,129)
Net loans	3,734,865	3,792,703	3,547,364	3,543,407	3,474,788
Premises & equipment, net	147,169	147,715	146,212	143,912	141,683
Goodwill	201,116	201,116	201,116	201,116	201,116
Other intangible assets, net	10,569	11,450	12,381	13,361	14,391
Bank owned life insurance	114,928	114,248	101,066	100,498	99,916
Other assets	92,955	102,587	149,245	91,992	67,982
Total assets	$7,190,960	$7,329,611	$7,273,638	$6,748,913	$6,542,075

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits	$1,363,228	$1,398,179	$1,065,708	$1,040,112	$1,038,695
Interest bearing deposits	3,739,798	3,672,365	3,673,415	3,662,657	3,452,072
Total deposits	5,103,026	5,070,544	4,739,123	4,702,769	4,490,767
Other borrowings and Federal Home Loan Bank borrowings	994,512	1,165,463	1,492,270	1,001,102	988,577
Subordinated notes, net of unamortized debt issuance costs	98,708	98,663	98,619	98,576	98,532
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,254	60,253	60,251	60,250	60,249
Other liabilities	95,312	117,083	87,575	81,636	93,497
Total liabilities	6,351,812	6,512,006	6,477,838	5,944,333	5,731,622
Shareholders' equity	839,148	817,605	795,800	804,580	810,453
Total liabilities and shareholders' equity	$7,190,960	$7,329,611	$7,273,638	$6,748,913	$6,542,075

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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended
	2020			2019
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
Income Statement:
Total interest income	$55,677	$58,495	$60,752	$60,533	$60,555
Total interest expense	9,091	11,224	16,051	17,357	18,182
Net interest income	46,586	47,271	44,701	43,176	42,373
Provision for credit losses (1)	(4,746)	5,245	25,247	2,508	1,005
Net interest income after provision for credit losses	51,332	42,026	19,454	40,668	41,368
Noninterest income
Deposit services	6,129	5,532	6,279	6,647	6,753
Net gain on sale of securities available for sale	78	2,662	5,541	42	42
Gain on sale of loans	1,071	683	170	104	131
Trust fees	1,253	1,221	1,305	1,685	1,523
Bank owned life insurance	680	650	569	582	622
Brokerage services	564	499	580	531	555
Other	1,366	946	1,054	874	1,485
Total noninterest income	11,141	12,193	15,498	10,465	11,111
Noninterest expense
Salaries and employee benefits	19,344	18,629	19,643	19,406	18,388
Net occupancy	3,595	3,668	3,311	3,234	3,430
Advertising, travel & entertainment	519	292	832	791	593
ATM expense	271	233	224	236	232
Professional fees	961	1,082	1,195	1,142	1,192
Software and data processing	1,215	1,295	1,227	1,259	1,116
Communications	495	506	493	485	480
FDIC insurance	469	174	25	—	—
Amortization of intangibles	881	931	980	1,030	1,080
Other (1)	3,866	3,046	2,590	3,361	2,515
Total noninterest expense	31,616	29,856	30,520	30,944	29,026
Income before income tax expense	30,857	24,363	4,432	20,189	23,453
Income tax expense	3,783	2,809	479	2,854	3,661
Net income	$27,074	$21,554	$3,953	$17,335	$19,792

Common Share Data:
Weighted-average basic shares outstanding	33,047	33,016	33,691	33,790	33,773
Weighted-average diluted shares outstanding	33,098	33,083	33,805	33,934	33,901
Common shares outstanding end of period	33,072	33,032	33,012	33,823	33,795
Earnings per common share
Basic	$0.82	$0.65	$0.12	$0.51	$0.59
Diluted	0.82	0.65	0.12	0.51	0.58
Book value per common share	25.37	24.75	24.11	23.79	23.98
Tangible book value per common share (2)	18.97	18.32	17.64	17.45	17.60
Cash dividends paid per common share	0.31	0.31	0.31	0.34	0.31

Selected Performance Ratios:
Return on average assets	1.48%	1.17%	0.23%	1.03%	1.23%
Return on average shareholders’ equity	12.89	10.82	1.93	8.42	9.78
Return on average tangible common equity (2)	17.73	15.24	3.11	11.97	13.96
Average yield on earning assets (FTE) (2)	3.57	3.69	4.06	4.12	4.28
Average rate on interest bearing liabilities	0.73	0.87	1.30	1.46	1.60
Net interest spread (FTE) (2)	2.84	2.82	2.76	2.66	2.68
Net interest margin (FTE) (2)	3.02	3.02	3.03	2.98	3.03
Average earning assets to average interest bearing liabilities	131.92	129.03	126.22	128.00	128.33
Noninterest expense to average total assets	1.73	1.63	1.78	1.85	1.80
Efficiency ratio (FTE) (2)	50.07	48.29	51.91	53.87	50.53
(1)Upon adoption of CECL on January 1, 2020, the provision for credit losses is the sum of the provision for loan losses and the provision for off-balance-sheet credit exposures. Prior to the adoption of CECL, the provision for off-balance-sheet credit exposures was included in other noninterest expense.
(2)Refer to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
Page-8

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three Months Ended
	2020			2019
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
Nonperforming Assets:	$16,822	$17,600	$17,403	$17,449	$29,747
Nonaccrual loans (1)	5,971	5,639	5,221	4,963	17,148
Accruing loans past due more than 90 days (1)	—	—	—	—	—
Troubled debt restructured loans (2)	10,307	11,367	11,448	12,014	11,683
Other real estate owned	536	586	734	472	912
Repossessed assets	8	8	—	—	4

Asset Quality Ratios:
Nonaccruing loans to total loans	0.16%	0.15%	0.14%	0.14%	0.49%
Allowance for loan losses to nonaccruing loans	922.96	1,061.68	1,027.35	499.64	146.54
Allowance for loan losses to nonperforming assets	327.61	340.16	308.21	142.11	84.48
Allowance for loan losses to total loans	1.45	1.55	1.49	0.69	0.72
Nonperforming assets to total assets	0.23	0.24	0.24	0.26	0.45
Net charge-offs (recoveries) to average loans	0.04	0.01	0.06	0.32	0.07

Capital Ratios:
Shareholders’ equity to total assets	11.67	11.15	10.94	11.92	12.39
Common equity tier 1 capital	14.24	13.68	12.81	14.07	14.19
Tier 1 risk-based capital	15.63	15.06	14.13	15.46	15.61
Total risk-based capital	19.03	18.51	17.35	18.43	18.65
Tier 1 leverage capital	9.50	9.05	9.45	10.18	10.46
Period end tangible equity to period end tangible assets (3)	8.99	8.50	8.25	9.03	9.40
Average shareholders’ equity to average total assets	11.49	10.86	11.94	12.28	12.54

(1)Prior to the adoption of CECL, excluded purchased credit impaired loans measured at fair value at acquisition if the timing and amount of cash flows expected to be collected from those sales could be reasonably estimated.
(2)Prior to the adoption of CECL, included $0.8 million in PCI loans restructured as of December 31, 2019 and September 30, 2019.
(3)Refer to the “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
Page-9

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended
	2020			2019
Loan Portfolio Composition	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
Real Estate Loans:
Construction	$610,394	$570,801	$603,952	$644,948	$621,040
1-4 Family Residential	738,343	761,815	787,875	787,562	792,638
Commercial	1,327,233	1,406,541	1,350,818	1,250,208	1,236,307
Commercial Loans	629,170	639,162	383,984	401,521	382,077
Municipal Loans	387,286	377,428	375,934	383,960	366,906
Loans to Individuals	97,549	96,824	98,439	100,005	100,949
Total Loans	$3,789,975	$3,852,571	$3,601,002	$3,568,204	$3,499,917

Summary of Changes in Allowances:
Allowance for Loan Losses
Balance at beginning of period	$59,868	$53,638	$24,797	$25,129	$24,705
Impact of CECL adoption (1) - cumulative effect adjustment	—	—	5,072	—	—
Impact of CECL adoption - purchased loans with credit deterioration	—	—	231	—	—
Loans charged-off	(718)	(546)	(995)	(3,251)	(1,000)
Recoveries of loans charged-off	361	436	451	411	419
Net loans (charged-off) recovered	(357)	(110)	(544)	(2,840)	(581)
Provision for (reversal of) for loan losses	(4,401)	6,340	24,082	2,508	1,005
Balance at end of period	$55,110	$59,868	$53,638	$24,797	$25,129

Allowance for Off-Balance-Sheet Credit Exposures
Balance at beginning of period	$6,365	$7,460	$1,455	$1,540	$1,859
Impact of CECL adoption (1)	—	—	4,840	—	—
Provision for (reversal of) off-balance-sheet credit exposures (2)	(345)	(1,095)	1,165	(85)	(319)
Balance at end of period	$6,020	$6,365	$7,460	$1,455	$1,540
Total Allowance for Credit Losses	$61,130	$66,233	$61,098	$26,252	$26,669

(1)We adopted ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” on January 1, 2020. ASU 2016-13 replaced the incurred loss model with an expected loss methodology that is referred to as current expected credit losses (“CECL”). Adoption of this guidance on January 1, 2020, resulted in a cumulative-effect adjustment to reduce retained earnings by $7.8 million, net of tax.
(2)Prior to the adoption of CECL on January 1, 2020, the provision for off-balance-sheet credit exposures was included in other noninterest expense.
Page-10

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars and shares in thousands, except per share data)

	Nine Months Ended
	September 30,
	2020	2019
Income Statement:
Total interest income	$174,924	$180,254
Total interest expense	36,366	53,625
Net interest income	138,558	126,629
Provision for credit losses (1)	25,746	2,593
Net interest income after provision for credit losses	112,812	124,036
Noninterest income
Deposit services	17,940	19,391
Net gain on sale of securities available for sale	8,281	714
Gain on sale of loans	1,924	405
Trust fees	3,779	4,584
Bank owned life insurance	1,899	1,725
Brokerage services	1,643	1,549
Other	3,366	3,535
Total noninterest income	38,832	31,903
Noninterest expense
Salaries and employee benefits	57,616	54,325
Net occupancy	10,574	9,894
Advertising, travel & entertainment	1,643	2,173
ATM expense	728	658
Professional fees	3,238	3,575
Software and data processing	3,737	3,278
Communications	1,494	1,456
FDIC insurance	668	859
Amortization of intangibles	2,792	3,388
Other (1)	9,502	8,747
Total noninterest expense	91,992	88,353
Income before income tax expense	59,652	67,586
Income tax expense	7,071	10,367
Net income	$52,581	$57,219

Common Share Data:
Weighted-average basic shares outstanding	33,250	33,732
Weighted-average diluted shares outstanding	33,331	33,878
Common shares outstanding end of period	33,072	33,795
Earnings per common share
Basic	$1.58	$1.70
Diluted	1.58	1.69
Book value per common share	25.37	23.98
Tangible book value per common share (2)	18.97	17.60
Cash dividends paid per common share	0.93	0.92

Selected Performance Ratios:
Return on average assets	0.98%	1.21%
Return on average shareholders’ equity	8.56	9.93
Return on average tangible common equity (2)	12.05	14.47
Average yield on earning assets (FTE) (2)	3.77	4.34
Average rate on interest bearing liabilities	0.96	1.61
Net interest spread (FTE) (2)	2.81	2.73
Net interest margin (FTE) (2)	3.02	3.09
Average earning assets to average interest bearing liabilities	129.07	128.34
Noninterest expense to average total assets	1.71	1.87
Efficiency ratio (FTE) (2)	50.06	51.85

(1)Upon adoption of CECL on January 1, 2020, the provision for credit losses is the sum of the provision for loan losses and the provision for off-balance-sheet credit exposures. Prior to the adoption of CECL, the provision for off-balance-sheet credit exposures was included in other noninterest expense.
(2)Refer to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
Page-11

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	September 30,
	2020	2019
Nonperforming Assets:	$16,822	$29,747
Nonaccrual loans (1)	5,971	17,148
Accruing loans past due more than 90 days (1)	—	—
Troubled debt restructured loans (2)	10,307	11,683
Other real estate owned	536	912
Repossessed assets	8	4

Asset Quality Ratios:
Nonaccruing loans to total loans	0.16%	0.49%
Allowance for loan losses to nonaccruing loans	922.96	146.54
Allowance for loan losses to nonperforming assets	327.61	84.48
Allowance for loan losses to total loans	1.45	0.72
Nonperforming assets to total assets	0.23	0.45
Net charge-offs (recoveries) to average loans	0.04	0.18

Capital Ratios:
Shareholders’ equity to total assets	11.67	12.39
Common equity tier 1 capital	14.24	14.19
Tier 1 risk-based capital	15.63	15.61
Total risk-based capital	19.03	18.65
Tier 1 leverage capital	9.50	10.46
Period end tangible equity to period end tangible assets (3)	8.99	9.40
Average shareholders’ equity to average total assets	11.42	12.21

(1)Prior to the adoption of CECL, excluded purchased credit impaired loans measured at fair value at acquisition if the timing and amount of cash flows expected to be collected from those sales could be reasonably estimated.
(2)Prior to the adoption of CECL, included $0.8 million in PCI loans restructured as of September 30, 2019.
(3)Refer to the “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
Page-12

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars and shares in thousands, except per share data)

	Nine Months Ended
	September 30,
Loan Portfolio Composition	2020	2019
Real Estate Loans:
Construction	$610,394	$621,040
1-4 Family Residential	738,343	792,638
Commercial	1,327,233	1,236,307
Commercial Loans	629,170	382,077
Municipal Loans	387,286	366,906
Loans to Individuals	97,549	100,949
Total Loans	$3,789,975	$3,499,917

Summary of Changes in Allowances:
Allowance for Loan Losses
Balance at beginning of period	$24,797	$27,019
Impact of CECL adoption (1) - cumulative effect adjustment	5,072	—
Impact of CECL adoption - purchased loans with credit deterioration	231	—
Loans charged-off	(2,259)	(5,682)
Recoveries of loans charged-off	1,248	1,199
Net loans (charged-off) recovered	(1,011)	(4,483)
Provision for (reversal of) for loan losses	26,021	2,593
Balance at end of period	$55,110	$25,129

Allowance for Off-Balance-Sheet Credit Exposures
Balance at beginning of period	$1,455	$1,890
Impact of CECL adoption (1)	4,840	—
Provision for (reversal of) off-balance-sheet credit exposures (2)	(275)	(350)
Balance at end of period	$6,020	$1,540
Total Allowance for Credit Losses	$61,130	$26,669

(1)We adopted ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” on January 1, 2020. ASU 2016-13 replaced the incurred loss model with an expected loss methodology that is referred to as current expected credit losses (“CECL”). Adoption of this guidance on January 1, 2020, resulted in a cumulative-effect adjustment to reduce retained earnings by $7.8 million, net of tax.
(2)Prior to the adoption of CECL on January 1, 2020, the provision for off-balance-sheet credit exposures was included in other noninterest expense.

Page-13

Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

The tables that follow show average earning assets and interest bearing liabilities together with the average yield on the earning assets and the average rate of the interest bearing liabilities for the periods presented. The interest and related yields presented are on a fully taxable-equivalent basis and are therefore non-GAAP measures. See “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” for more information.

	Three Months Ended
	September 30, 2020			June 30, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,815,989	$38,842	4.05%	$3,826,383	$39,766	4.18%
Loans held for sale	3,934	31	3.13%	3,213	28	3.50%
Securities:
Taxable investment securities (2)	145,724	1,175	3.21%	94,247	732	3.12%
Tax-exempt investment securities (2)	1,295,179	11,418	3.51%	1,320,772	11,560	3.52%
Mortgage-backed and related securities (2)	1,209,913	7,048	2.32%	1,359,941	9,044	2.67%
Total securities	2,650,816	19,641	2.95%	2,774,960	21,336	3.09%
Federal Home Loan Bank stock, at cost, and equity investments	60,528	249	1.64%	67,582	360	2.14%
Interest earning deposits	17,668	17	0.38%	24,097	23	0.38%
Total earning assets	6,548,935	58,780	3.57%	6,696,235	61,513	3.69%
Cash and due from banks	80,368			78,326
Accrued interest and other assets	699,351			660,411
Less: Allowance for loan losses	(61,212)			(55,908)
Total assets	$7,267,442			$7,379,064
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$461,895	192	0.17%	$426,420	187	0.18%
Certificates of deposits	1,172,179	3,568	1.21%	1,187,665	4,817	1.63%
Interest bearing demand accounts	2,069,751	1,102	0.21%	2,013,770	1,225	0.24%
Total interest bearing deposits	3,703,825	4,862	0.52%	3,627,855	6,229	0.69%
Federal Home Loan Bank borrowings	1,037,855	2,369	0.91%	1,197,097	2,929	0.98%
Subordinated notes, net of unamortized debt issuance costs	98,686	1,427	5.75%	98,641	1,412	5.76%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,253	378	2.50%	60,252	491	3.28%
Other borrowings	63,526	55	0.34%	205,724	163	0.32%
Total interest bearing liabilities	4,964,145	9,091	0.73%	5,189,569	11,224	0.87%
Noninterest bearing deposits	1,371,748			1,310,651
Accrued expenses and other liabilities	96,219			77,431
Total liabilities	6,432,112			6,577,651
Shareholders’ equity	835,330			801,413
Total liabilities and shareholders’ equity	$7,267,442			$7,379,064
Net interest income (FTE)		$49,689			$50,289
Net interest margin (FTE)			3.02%			3.02%
Net interest spread (FTE)			2.84%			2.82%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of September 30, 2020 and June 30, 2020, loans totaling $6.0 million and $5.6 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

Page-14

Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2020			December 31, 2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,587,143	$42,554	4.77%	$3,540,274	$43,166	4.84%
Loans held for sale	831	9	4.36%	1,114	9	3.21%
Securities:
Taxable investment securities (2)	70,293	512	2.93%	10,083	86	3.38%
Tax-exempt investment securities (2)	888,906	7,837	3.55%	699,868	6,431	3.65%
Mortgage-backed and related securities (2)	1,598,374	11,534	2.90%	1,674,503	12,197	2.89%
Total securities	2,557,573	19,883	3.13%	2,384,454	18,714	3.11%
Federal Home Loan Bank stock, at cost, and equity investments	62,976	425	2.71%	59,743	437	2.90%
Interest earning deposits	40,236	180	1.80%	44,039	247	2.23%
Total earning assets	6,248,759	63,051	4.06%	6,029,624	62,573	4.12%
Cash and due from banks	76,739			72,018
Accrued interest and other assets	611,017			574,124
Less: Allowance for loan losses	(30,373)			(25,618)
Total assets	$6,906,142			$6,650,148
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$384,863	237	0.25%	$372,798	262	0.28%
Certificates of deposit	1,362,427	6,346	1.87%	1,204,392	6,172	2.03%
Interest bearing demand accounts	1,975,837	3,336	0.68%	1,936,969	4,067	0.83%
Total interest bearing deposits	3,723,127	9,919	1.07%	3,514,159	10,501	1.19%
Federal Home Loan Bank borrowings	999,070	3,974	1.60%	1,019,844	4,716	1.83%
Subordinated notes, net of unamortized debt issuance costs	98,597	1,411	5.76%	98,554	1,426	5.74%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,234	600	4.01%	60,250	643	4.23%
Other borrowings	69,846	147	0.85%	17,874	71	1.58%
Total interest bearing liabilities	4,950,874	16,051	1.30%	4,710,681	17,357	1.46%
Noninterest bearing deposits	1,042,341			1,049,211
Accrued expenses and other liabilities	88,168			73,408
Total liabilities	6,081,383			5,833,300
Shareholders’ equity	824,759			816,848
Total liabilities and shareholders’ equity	$6,906,142			$6,650,148
Net interest income (FTE)		$47,000			$45,216
Net interest margin (FTE)			3.03%			2.98%
Net interest spread (FTE)			2.76%			2.66%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of March 31, 2020 and December 31, 2019, loans totaling $5.2 million and $5.0 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

Page-15

Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30, 2019
	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,477,187	$43,780	5.00%
Loans held for sale	2,497	26	4.13%
Securities:
Taxable investment securities (2)	3,000	26	3.44%
Tax-exempt investment securities (2)	555,835	5,328	3.80%
Mortgage-backed and related securities (2)	1,660,331	12,569	3.00%
Total securities	2,219,166	17,923	3.20%
Federal Home Loan Bank stock, at cost, and equity investments	57,108	422	2.93%
Interest earning deposits	26,746	206	3.06%
Total earning assets	5,782,704	62,357	4.28%
Cash and due from banks	73,815
Accrued interest and other assets	570,657
Less: Allowance for loan losses	(24,938)
Total assets	$6,402,238
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$367,615	270	0.29%
Certificates of deposit	1,118,410	6,011	2.13%
Interest bearing demand accounts	1,966,764	5,085	1.03%
Total interest bearing deposits	3,452,789	11,366	1.31%
Federal Home Loan Bank borrowings	881,088	4,647	2.09%
Subordinated notes, net of unamortized debt issuance costs	98,511	1,425	5.74%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,248	685	4.51%
Other borrowings	13,401	59	1.75%
Total interest bearing liabilities	4,506,037	18,182	1.60%
Noninterest bearing deposits	1,020,325
Accrued expenses and other liabilities	72,923
Total liabilities	5,599,285
Shareholders’ equity	802,953
Total liabilities and shareholders’ equity	$6,402,238
Net interest income (FTE)		$44,175
Net interest margin (FTE)			3.03%
Net interest spread (FTE)			2.68%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of September 30, 2019, loans totaling $17.1 million were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

Page-16

Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	September 30, 2020			September 30, 2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,743,437	$121,162	4.32%	$3,387,719	$129,549	5.11%
Loans held for sale	2,664	68	3.41%	1,698	54	4.25%
Securities:
Taxable investment securities (2)	103,576	2,419	3.12%	3,000	81	3.61%
Tax-exempt investment securities (2)	1,168,749	30,815	3.52%	557,961	15,573	3.73%
Mortgage-backed and related securities (2)	1,388,754	27,626	2.66%	1,662,715	38,289	3.08%
Total securities	2,661,079	60,860	3.05%	2,223,676	53,943	3.24%
Federal Home Loan Bank stock, at cost, and equity investments	63,683	1,034	2.17%	54,407	1,217	2.99%
Interest earning deposits	27,299	220	1.08%	52,345	1,003	2.56%
Federal funds sold	—	—	—	3,639	86	3.16%
Total earning assets	6,498,162	183,344	3.77%	5,723,484	185,852	4.34%
Cash and due from banks	78,484			78,539
Accrued interest and other assets	656,952			538,248
Less: Allowance for loan losses	(49,208)			(25,604)
Total assets	$7,184,390			$6,314,667
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$424,530	616	0.19%	$364,520	790	0.29%
Certificates of deposit	1,240,506	14,731	1.59%	1,130,561	17,569	2.08%
Interest bearing demand accounts	2,019,968	5,663	0.37%	1,973,024	15,705	1.06%
Total interest bearing deposits	3,685,004	21,010	0.76%	3,468,105	34,064	1.31%
Federal Home Loan Bank borrowings	1,077,861	9,272	1.15%	817,978	13,003	2.13%
Subordinated notes, net of unamortized debt issuance costs	98,642	4,250	5.76%	98,470	4,235	5.75%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,252	1,469	3.26%	60,247	2,132	4.73%
Other borrowings	112,851	365	0.43%	14,894	191	1.71%
Total interest bearing liabilities	5,034,610	36,366	0.96%	4,459,694	53,625	1.61%
Noninterest bearing deposits	1,242,055			1,007,263
Accrued expenses and other liabilities	87,170			76,963
Total liabilities	6,363,835			5,543,920
Shareholders’ equity	820,555			770,747
Total liabilities and shareholders’ equity	$7,184,390			$6,314,667
Net interest income (FTE)		$146,978			$132,227
Net interest margin (FTE)			3.02%			3.09%
Net interest spread (FTE)			2.81%			2.73%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of September 30, 2020 and 2019, loans totaling $6.0 million and $17.1 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

Page-17

Southside Bancshares, Inc.
Non-GAAP Reconciliation (Unaudited)
(Dollars and shares in thousands, except per share data)
The following tables set forth the reconciliation of return on average common equity to return on average tangible common equity, book value per share to tangible book value per share, net interest income to net interest income adjusted to a fully taxable-equivalent basis assuming a 21% marginal tax rate for interest earned on tax-exempt assets such as municipal loans and investment securities, along with the calculation of total revenue, adjusted noninterest expense, efficiency ratio (FTE), net interest margin (FTE) and net interest spread (FTE) for the applicable periods presented.

	Three Months Ended					Nine Months Ended
	2020			2019		September 30,
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	2020	2019
Reconciliation of return on average common equity to return on average tangible common equity:
Net income	$27,074	$21,554	$3,953	$17,335	$19,792	$52,581	$57,219
After-tax amortization expense	696	735	774	814	853	2,206	2,677
Adjusted net income available to common shareholders	$27,770	$22,289	$4,727	$18,149	$20,645	$54,787	$59,896

Average shareholders' equity	$835,330	$801,413	$824,759	$816,848	$802,953	$820,555	$770,747
Less: Average intangibles for the period	(212,221)	(213,135)	(214,104)	(215,101)	(216,169)	(213,150)	(217,283)
Average tangible shareholders' equity	$623,109	$588,278	$610,655	$601,747	$586,784	$607,405	$553,464

Return on average tangible common equity	17.73%	15.24%	3.11%	11.97%	13.96%	12.05%	14.47%

Reconciliation of book value per share to tangible book value per share:
Common equity at end of period	$839,148	$817,605	$795,800	$804,580	$810,453	$839,148	$810,453
Less: Intangible assets at end of period	(211,685)	(212,566)	(213,497)	(214,477)	(215,507)	(211,685)	(215,507)
Tangible common shareholders' equity at end of period	$627,463	$605,039	$582,303	$590,103	$594,946	$627,463	$594,946

Total assets at end of period	$7,190,960	$7,329,611	$7,273,638	$6,748,913	$6,542,075	$7,190,960	$6,542,075
Less: Intangible assets at end of period	(211,685)	(212,566)	(213,497)	(214,477)	(215,507)	(211,685)	(215,507)
Tangible assets at end of period	$6,979,275	$7,117,045	$7,060,141	$6,534,436	$6,326,568	$6,979,275	$6,326,568

Period end tangible equity to period end tangible assets	8.99%	8.50%	8.25%	9.03%	9.40%	8.99%	9.40%

Common shares outstanding end of period	33,072	33,032	33,012	33,823	33,795	33,072	33,795
Tangible book value per common share	$18.97	$18.32	$17.64	$17.45	$17.60	$18.97	$17.60

Reconciliation of efficiency ratio to efficiency ratio (FTE), net interest margin to net interest margin (FTE) and net interest spread to net interest spread (FTE):
Net interest income (GAAP)	$46,586	$47,271	$44,701	$43,176	$42,373	$138,558	$126,629
Tax equivalent adjustments:
Loans	688	679	668	653	641	2,035	1,837
Tax-exempt investment securities	2,415	2,339	1,631	1,387	1,161	6,385	3,761
Net interest income (FTE) (1)	49,689	50,289	47,000	45,216	44,175	146,978	132,227
Noninterest income	11,141	12,193	15,498	10,465	11,111	38,832	31,903
Nonrecurring income (2)	(78)	(2,662)	(5,541)	(42)	(42)	(8,281)	(428)
Total revenue	$60,752	$59,820	$56,957	$55,639	$55,244	$177,529	$163,702

Noninterest expense	$31,616	$29,856	$30,520	$30,944	$29,026	$91,992	$88,353
Pre-tax amortization expense	(881)	(931)	(980)	(1,030)	(1,080)	(2,792)	(3,388)
Nonrecurring expense (3)	(315)	(39)	29	56	(33)	(325)	(82)
Adjusted noninterest expense	$30,420	$28,886	$29,569	$29,970	$27,913	$88,875	$84,883

Efficiency ratio	52.77%	50.85%	54.10%	55.92%	52.23%	52.55%	53.69%
Efficiency ratio (FTE) (1)	50.07%	48.29%	51.91%	53.87%	50.53%	50.06%	51.85%

Average earning assets	$6,548,935	$6,696,235	$6,248,759	$6,029,624	$5,782,704	$6,498,162	$5,723,484

Net interest margin	2.83%	2.84%	2.88%	2.84%	2.91%	2.85%	2.96%
Net interest margin (FTE) (1)	3.02%	3.02%	3.03%	2.98%	3.03%	3.02%	3.09%

Net interest spread	2.65%	2.64%	2.61%	2.52%	2.55%	2.64%	2.60%
Net interest spread (FTE) (1)	2.84%	2.82%	2.76%	2.66%	2.68%	2.81%	2.73%
(1)These amounts are presented on a fully taxable-equivalent basis and are non-GAAP measures.
(2)These adjustments may include net gain and loss on sale of securities available for sale and loss on fair value hedges, in the periods where applicable.
(3)These adjustments may include foreclosure expenses, in the periods where applicable.
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